SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)

                               (Amendment No.__)*

                               PIVOTAL CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    72581R106
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                October 21, 1999
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

         Check the  appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [   ]   Rule 13d-1(b)
         [ X ]   Rule 13d-1(c)
         [   ]   Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)
                               Page 1 of 24 Pages
                       Exhibit Index Contained on Page 21

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 72581R106                                              13G        Page 2 of 24 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Management, L.P. ("ICM")
----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                    (a) [ ]          (b) [X]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       210,526 shares, of which 188,273 shares are directly owned by
                SHARES                                     Integral Capital Partners, L.P. ("ICP") and 22,253 shares are
             BENEFICIALLY                                  directly owned by Integral Capital Partners International, C.V.
            OWNED BY EACH                                  ("ICPI"). ICM is the general partner of ICP and the investment
              REPORTING                                    general partner of ICPI.
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           210,526  shares  (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                              210,526 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                                                                          [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                             1.05%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      PN
----------- ------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 72581R106                                              13G        Page 3 of 24 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Management II, L.P. ("ICM2")
----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                    (a) [ ]          (b) [X]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       1,350,415 shares, of which 1,025,608 shares are directly owned by
                SHARES                                     Integral Capital Partners II, L.P. ("ICP2") and 324,807 shares
             BENEFICIALLY                                  are directly owned by Integral Capital Partners International II
            OWNED BY EACH                                  C.V. ("ICPI2"). ICM2 is the general partner of ICP2 and the
              REPORTING                                    investment general partner of ICPI2.
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           1,350,415 shares (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                            1,350,415 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                                                                          [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                             6.73%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      PN
----------- ------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 72581R106                                              13G        Page 4 of 24 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Management IV, LLC ("ICM4")
----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                       (a) [ ]        (b) [X]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4                CITIZENSHIP  OR PLACE  OF  ORGANIZATION  Delaware  (limited liability company)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       99,530 shares which are directly owned by Integral Capital
                SHARES                                     Partners IV, L.P. ("ICP4").  ICM4 is the general partner of ICP4.
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           99,530   shares  (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                               99,530 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                                                                          [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                             0.50%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      OO
----------- ------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 72581R106                                              13G        Page 5 of 24 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners NBT, LLC ("Integral NBT")
----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                       (a) [ ]        (b) [X]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4                CITIZENSHIP  OR PLACE  OF  ORGANIZATION  Delaware  (limited liability company)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       470 shares which are directly owned by Integral Capital Partners
                SHARES                                     IV MS Side Fund, L.P. ("Side Fund").  Integral NBT is the general
             BENEFICIALLY                                  partner of Side Fund.
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           470 shares (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                                  470 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                                                                          [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                            0.002%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      OO
----------- ------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 72581R106                                              13G        Page 6 of 24 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners, L.P. ("ICP1")
----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                     (a) [ ]          (b) [X]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       188,273 shares are directly owned by ICP1.  Integral Capital
                SHARES                                     Management, L.P. is the general partner of ICP.
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                            188,273  shares (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                              188,273 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                                                                          [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                             0.94%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      PN
----------- ------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 72581R106                                              13G        Page 7 of 24 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners International, C.V. ("ICPI")

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                   (a) [ ]           (b) [X]

----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Netherlands  Antilles (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       22,253 shares are directly owned by ICPI.  Integral Capital
                SHARES                                     Management, L.P. is the investment general partner of ICPI.
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           22,253   shares  (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                               22,253 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                                                                        [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                             0.11%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      PN
----------- ------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 72581R106                                              13G        Page 8 of 24 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners II, L.P. ("ICP2")
----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                   (a) [ ]           (b)[X]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       1,025,608 shares are directly owned by ICP2.  Integral Capital
                SHARES                                     Management II, L.P. is the general partner of ICP2.
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           1,025,608 shares (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                            1,025,608 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                                                                          [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                             5.11%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      PN
----------- ------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 72581R106                                              13G        Page 9 of 24 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners International II C.V. ("ICPI2")
----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                 (a) [ ]           (b) [X]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Netherlands  Antilles (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       324,807 shares are directly owned by ICPI2.  Integral Capital
                SHARES                                     Management II, L.P. is the investment general partner of ICPI2.
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           324,807 shares (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                              324,807 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                                                                          [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                             1.62%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      PN
----------- ------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 72581R106                                              13G        Page 10 of 24 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners IV, L.P. ("ICP4")
----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                      (a) [ ]        (b) [X]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       99,530 shares are directly owned by ICP4.  Integral Capital
                SHARES                                     Management IV, LLC is the general partner of ICP4.
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           99,530 shares (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                               99,530 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                                                                          [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                             0.50%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      PN
----------- ------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 72581R106                                              13G        Page 11 of 24 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners IV MS Side Fund, L.P. ("Side Fund")
----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                      (a) [ ]        (b) [X]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       470  shares  are  directly  owned  by Side  Fund.  Integral Capital
                SHARES                                     Partners NBT, LLC is the general partner of Side Fund.
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           470 shares (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                                  470 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                                                                          [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                            0.002%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      PN
----------- ------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 72581R106                                              13G        Page 12 of 24 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Roger B. McNamee
----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                      (a) [ ]        (b) [X]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     United States citizen
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       210,526  shares of which 188,273  shares are directly  owned by ICP
                SHARES                                     and 22,253  shares are directly  owned by ICPI.  ICM is the general
             BENEFICIALLY                                  partner  of  ICP  and  the  investment general partner of ICPI. Mr.
            OWNED BY EACH                                  McNamee is a general partner of ICM.
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           210,526 shares (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                                210,526 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                                                                          [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                              1.05%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      IN
----------- ------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 72581R106                                              13G        Page 13 of 24 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     John A. Powell
----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                      (a) [ ]        (b) [X]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     United States citizen
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       210,526  shares of which 188,273  shares are directly  owned by ICP
                SHARES                                     and 22,253  shares are directly  owned by ICPI.  ICM is the general
             BENEFICIALLY                                  partner of  ICP  and  the  investment  general partner of ICPI. Mr.
            OWNED BY EACH                                  Powell is a general partner of ICM.
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           210,526 shares (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                                210,526 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                                                                          [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                              1.05%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      IN
----------- ------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(a).        NAME OF ISSUER:

                  Pivotal Corporation

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  300 - 224 West Esplanade
                  North Vancouver, BC  V7M 3M6

ITEM 2(a), (b), (c).       NAME OF PERSON FILING, ADDRESS OF PRINCIPAL BUSINESS
                           OFFICE OR, IF NONE, RESIDENCE, AND CITIZENSHIP:

                  This statement is being filed by Integral Capital Management, L.P., a Delaware limited partnership ("ICM"), Integral Capital Management II, L.P., a Delaware limited partnership ("ICM2"), Integral Capital Management IV, LLC, a Delaware limited liability company ("ICM4") and Integral Capital Partners NBT, LLC, a Delaware limited liability company ("Integral NBT"). The principal business address of ICM, ICM2, ICM4 and Integral NBT is 2750 Sand Hill Road, Menlo Park, California 94025.

                  ICM is the general partner of Integral Capital Partners, L.P., a Delaware limited partnership ("ICP"), and the investment general partner of Integral Capital Partners International C.V., a Netherlands Antilles limited partnership ("ICP2"). ICM2 is the general partner of Integral Capital Partners II, L.P., a Delaware limited partnership ("ICP2"), and the investment general partner of Integral Capital Partners International II C.V., a Netherlands Antilles limited partnership ("ICPI2"). ICM4 is the general partner of Integral Capital Partners IV, L.P., a Delaware limited partnership ("ICP4"). Integral NBT is the general partner of Integral Capital Partners IV MS Side Fund, L.P., a Delaware limited partnership ("Side Fund"). With respect to ICM, ICM2, ICM4 and Integral NBT, this statement relates only to ICM's, ICM2's, ICM4's and Integral NBT's indirect, beneficial ownership of shares of Common Stock of the Issuer (the "Shares"). The Shares have been purchased by ICP, ICPI, ICP2, ICPI2, ICP4 and Side Fund, and none of ICM, ICM2, ICM4, Integral NBT, Mr. McNamee or Mr. Powell, directly or otherwise hold any Shares. Management of the business affairs of, ICM2, ICM4 and Integral NBT, including decisions respecting disposition and/or voting of the Shares, resides in a majority of the general partners or managers of ICM2, ICM 4 and Integral NBT, respectively such that no single general partner or manager of ICM2, ICM4 or Integral NBT has voting and/or dispositive power of the Shares. Management of the business affairs of ICM, including decisions respecting disposition and/or voting of the shares, resides in Roger B. McNamee and John A. Powell, who are the general parnters of ICM.

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock

ITEM 2(e).        CUSIP NUMBER:

                  72581R106

ITEM 3. IF THIS  STATEMENT IS FILED  PURSUANT TO RULE  13d-1(b),  or 13d-2(b) or
(c), CHECK WHETHER THE PERSON FILING IS A:

         (a)   [ ]   Broker  or  dealer  registered  under  Section  15  of  the
                     Exchange Act.
         (b)   [ ]   Bank as defined in Section 3(a)(6) of the Exchange Act.
         (c)   [ ]   Insurance  company as defined  in Section  3(a)(19)  of the
                     Exchange Act.
         (d)   [ ]   Investment  company  registered  under  Section  8  of  the
                     Investment Company Act.
         (e)   [ ]   An   investment    adviser   in   accordance    with   Rule
                     13d-1(b)(1)(ii)(E);
         (f)   [ ]   An employee  benefit plan or endowment  fund in  accordance with Rule 13d-1(b)(1)(ii)(F);
         (g)   [ ]   A parent  holding  company or control  person in accordance with Rule 13d-1(b)(1)(ii)(G);
         (h)   [ ]   A savings  association  as defined  in Section  3(b) of the
                     Federal Deposit Insurance Act;
         (i)   [ ]   A church plan that is excluded  from the  definition  of an investment company under Section 3(c)(14) of the Investment
                     Company Act;
         (j)   [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         If this statement is filed pursuant to Rule 13d-1(c), check this box. [X].

ITEM 4.  OWNERSHIP.

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         A.    Integral Capital Management, L.P.

               (a)   Amount Beneficially Owned: 210,526
               (b)   Percent of Class: 1.05%
               (c)   Number of shares as to which such person has:
                     1.    Sole power to vote or to direct vote: -0-
                     2.    Shared power to vote or to direct vote: 210,526
                     3.    Sole power to  dispose or to direct the  disposition:
                           -0-
                     4.    Shared power to dispose or to direct the disposition:
                           210,526

         B.    Integral Capital Management II, L.P.

               (a)   Amount Beneficially Owned: 1,350,415
               (b)   Percent of Class: 6.73%
               (c)   Number of shares as to which such person has:
                     4.    Sole power to vote or to direct vote: -0-
                     5.    Shared power to vote or to direct vote: 1,350,415
                     6.    Sole power to  dispose or to direct the  disposition:
                           -0-
                     4.    Shared power to dispose or to direct the disposition:
                           1,350,415

         C.    Integral Capital Management IV, LLC

               (a)   Amount Beneficially Owned: 99,530
               (b)   Percent of Class: 0.50%
               (c)   Number of shares as to which such person has:
                     1.    Sole power to vote or to direct vote: -0-
                     2.    Shared power to vote or to direct vote: 99,530
                     3.    Sole power to  dispose or to direct the  disposition:
                           -0-
                     4.    Shared power to dispose or to direct the disposition:
                           99,530

         D.    Integral Capital Partners NBT, LLC

               (a)   Amount Beneficially Owned: 470
               (b)   Percent of Class: 0.002%
               (c)   Number of shares as to which such person has:
                     1.    Sole power to vote or to direct vote: -0-
                     2.    Shared power to vote or to direct vote: 470
                     3.    Sole power to  dispose or to direct the  disposition:
                           -0-
                     4.    Shared power to dispose or to direct the disposition:
                           470

         E.    Integral Capital Partners, L.P.

               (a)   Amount Beneficially Owned: 188,273
               (b)   Percent of Class: 0.94%
               (c)   Number of shares as to which such person has:
                     1.    Sole power to vote or to direct vote: -0-
                     2.    Shared power to vote or to direct vote: 188,273
                     3.    Sole power to  dispose or to direct the  disposition:
                           -0-
                     4.    Shared power to dispose or to direct the disposition:
                           188,273

         F.    Integral Capital Partners International C.V.

               (a)   Amount Beneficially Owned: 22,253
               (b)   Percent of Class: 0.11%
               (c)   Number of shares as to which such person has:
                     1.    Sole power to vote or to direct vote: -0-
                     2.    Shared power to vote or to direct vote: 22,253
                     3.    Sole power to  dispose or to direct the  disposition:
                           -0-
                     4.    Shared power to dispose or to direct the disposition:
                           22,253

         G.    Integral Capital Partners II, L.P.

               (a)   Amount Beneficially Owned: 1,025,608
               (b)   Percent of Class: 5.11%
               (c)   Number of shares as to which such person has:
                     1.    Sole power to vote or to direct vote: -0-
                     2.    Shared power to vote or to direct vote: 1,025,608
                     3.    Sole power to  dispose or to direct the  disposition:
                           -0-
                     4.    Shared power to dispose or to direct the disposition:
                           1,025,608

         H.    Integral Capital Partners International II C.V.

               (a)   Amount Beneficially Owned: 324,807
               (b)   Percent of Class: 1.62%
               (c)   Number of shares as to which such person has:
                     1.    Sole power to vote or to direct vote: -0-
                     2.    Shared power to vote or to direct vote: 324,807
                     3.    Sole power to  dispose or to direct the  disposition:
                           -0-
                     4.    Shared power to dispose or to direct the disposition:
                           324,807

         I.    Integral Capital Partners IV, L.P.

               (a)   Amount Beneficially Owned: 99,530
               (b)   Percent of Class: 0.50%
               (c)   Number of shares as to which such person has:
                     1.    Sole power to vote or to direct vote: -0-
                     2.    Shared power to vote or to direct vote: 99,530
                     3.    Sole power to  dispose or to direct the  disposition:
                           -0-
                     4.    Shared power to dispose or to direct the disposition:
                           99,530

         J.    Integral Capital Partners IV MS Side Fund, L.P.

               (a)   Amount Beneficially Owned: 470
               (b)   Percent of Class: 0.002%
               (c)   Number of shares as to which such person has:
                     1.    Sole power to vote or to direct vote: -0-
                     2.    Shared power to vote or to direct vote: 470
                     3.    Sole power to  dispose or to direct the  disposition:
                           -0-
                     4.    Shared power to dispose or to direct the disposition:
                           470

          K.   Roger B. McNamee

               (a)  Amount Beneficially Owned: 210,526
               (b)  Percent of Class: 1.05%
               (c)  Number of shares as to which such person has:
                     1.    Sole power to vote or to direct vote: -0-
                     2.    Shared power to vote or to direct vote: 210,526
                     3.    Sole power to  dispose or to direct the  disposition:
                           -0-
                     4.    Shared power to dispose or to direct the disposition:
                           210,526

          L.   John A. Powell

               (a)  Amount Beneficially Owned: 210,526
               (b)  Percent of Class: 1.05%
               (c)  Number of shares as to which such person has:
                     1.    Sole power to vote or to direct vote: -0-
                     2.    Shared power to vote or to direct vote: 210,526
                     3.    Sole power to  dispose or to direct the  disposition:
                           -0-
                     4.    Shared power to dispose or to direct the disposition:
                           210,526

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFCATION OF MEMBERS OF THE GROUP.

               Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

               Not applicable.

ITEM 10. CERTIFICATION.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  October 26, 1999

                              INTEGRAL CAPITAL MANAGEMENT, L.P.

                              By    /s/ John A.Powell
                                 -----------------------------------------------
                                    John A. Powell
                                    a General Partner

                              INTEGRAL CAPITAL MANAGEMENT II, L.P.

                              By    /s/ Pamela K. Hagenah
                                 -----------------------------------------------
                                    Pamela K. Hagenah
                                    a General Partner

                              INTEGRAL CAPITAL MANAGEMENT IV, LLC

                              By    /s/ Pamela K. Hagenah
                                 -----------------------------------------------
                                    Pamela K. Hagenah
                                    a Manager

                              INTEGRAL CAPITAL PARTNERS NBT, LLC

                              By    /s/ Pamela K. Hagenah
                                 -----------------------------------------------
                                    Pamela K. Hagenah
                                    a Manager

                              INTEGRAL CAPITAL PARTNERS, L.P.

                              By Integral Capital Management,  L.P.,
                              its General Partner

                              By    /s/ John A. Powell
                                 -----------------------------------------------
                                    John A. Powell
                                    a General Partner


                              INTEGRAL CAPITAL PARTNERS INTERNATIONAL C.V.

                              By Integral Capital Management, L.P.,
                              its Investment General Partner

                              By    /s/ John A.Powell
                                 -----------------------------------------------
                                    John A. Powell
                                    a General Partner

                              INTEGRAL CAPITAL PARTNERS II, L.P.

                              By Integral Capital Management II, L.P., its General Partner

                              By    /s/ Pamela K. Hagenah
                                 -----------------------------------------------
                                    Pamela K. Hagenah
                                    a General Partner


                              INTEGRAL CAPITAL PARTNERS INTERNATIONAL II C.V.

                              By Integral Capital Management II, L.P., its Investment General Partner

                              By    /s/ Pamela K. Hagenah
                                 -----------------------------------------------
                                    Pamela K. Hagenah
                                    a General Partner


                              INTEGRAL CAPITAL PARTNERS IV, L.P.

                              By Integral Capital Management IV, LLC,
                              its General Partner

                              By    /s/ Pamela K. Hagenah
                                 -----------------------------------------------
                                    Pamela K. Hagenah
                                    a Manager

                              INTEGRAL CAPITAL PARTNERS IV MS SIDE FUND, L.P.

                              By Integral Capital Partners NBT, LLC
                              its General Partner

                              By    /s/ Pamela K. Hagenah
                                 -----------------------------------------------
                                    Pamela K. Hagenah
                                    a Manager

                              /s/ Roger B. McNamee
                              --------------------------------------------------
                              Roger B. McNamee

                              /s/ John A. Powell
                              --------------------------------------------------
                              John A. Powell

                                  EXHIBIT INDEX


                                                                   Found on
                                                                   Sequentially
Exhibit                                                            Numbered Page

Exhibit A:        Agreement of Joint Filing                             22

                                    EXHIBIT A

                            Agreement of Joint Filing


                  The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1(k)(1) of the Act the statement dated October 26, 1999 containing the information required by Schedule 13G, for the 1,660,941 shares of capital stock of Pivotal Corporation held by Integral Capital Partners, L.P., a Delaware limited partnership, Integral Capital Partners International C.V., a Netherlands Antilles limited partnership, Integral Capital Partners II, L.P., a Delaware limited partnership, Integral Capital Partners International II C.V., a Netherlands Antilles limited partnership, Integral Capital Partners IV, L.P., a Delaware limited partnership, and Integral Capital Partners IV MS Side Fund, L.P., a Delaware limited partnership.

Date:  October 26, 1999

                              INTEGRAL CAPITAL MANAGEMENT, L.P.

                              By    /s/ John A. Powell
                                 -----------------------------------------------
                                    John A.Powell
                                    a General Partner

                              INTEGRAL CAPITAL MANAGEMENT II, L.P.

                              By    /s/ Pamela K. Hagenah
                                 -----------------------------------------------
                                    Pamela K. Hagenah
                                    a General Partner


                              INTEGRAL CAPITAL MANAGEMENT IV, LLC

                              By    /s/ Pamela K. Hagenah
                                 -----------------------------------------------
                                    Pamela K. Hagenah
                                    a Manager


                              INTEGRAL CAPITAL PARTNERS NBT, LLC

                              By    /s/ Pamela K. Hagenah
                                 -----------------------------------------------
                                    Pamela K. Hagenah
                                    a Manager

                              INTEGRAL CAPITAL PARTNERS, L.P.

                              By Integral Capital Management, L.P.,
                              its General Partner

                              By    /s/ John A. Powell
                                 -----------------------------------------------
                                    John A. Powell
                                    a General Partner


                              INTEGRAL CAPITAL PARTNERS INTERNATIONAL C.V.

                              By Integral Capital Management, L.P.,
                              its Investment General Partner

                              By    /s/ John A. Powell
                                 -----------------------------------------------
                                    John A. Powell
                                    a General Partner


                              INTEGRAL CAPITAL PARTNERS II, L.P.

                              By Integral Capital Management II, L.P., its General Partner

                              By    /s/ Pamela K. Hagenah
                                 -----------------------------------------------
                                    Pamela K. Hagenah
                                    a General Partner


                              INTEGRAL CAPITAL PARTNERS INTERNATIONAL II C.V.

                              By Integral Capital Management II, L.P., its Investment General Partner

                              By    /s/ Pamela K. Hagenah
                                 -----------------------------------------------
                                    Pamela K. Hagenah
                                    a General Partner


                              INTEGRAL CAPITAL PARTNERS IV, LLC

                              By Integral Capital Management IV, LLC,
                              its General Partner

                              By    /s/ Pamela K. Hagenah
                                 -----------------------------------------------
                                    Pamela K. Hagenah
                                    a Manager

                              INTEGRAL CAPITAL PARTNERS IV MS SIDE FUND, L.P.

                              By Integral Capital Partners NBT, LLC,
                              its General Partner

                              By    /s/ Pamela K. Hagenah
                                 -----------------------------------------------
                                    Pamela K. Hagenah
                                    a Manager

                              /s/ Roger B. McNamee
                              --------------------------------------------------
                              Roger B. McNamee

                              /s/ John A. Powell
                              --------------------------------------------------
                              John A. Powell